Exhibit 3.1

THE MARCUS CORPORATION

AmendmentS to BY-LAWS

Section 2.03 of Article II of the Company’s By-Laws has been amended to read in its entirety as follows (deletions are indicated with strikethroughs; additions are indicated by underlining):

2.03.       Place of Meeting. ~~The~~Subject to Section 2.15, the Chairman of the Board, the President or the Board of Directors may designate any place, either within or without the State of Wisconsin, as the place of meeting for any Annual Meeting or Special Meeting. If no designation is made, the place of meeting shall be the principal office of the corporation. Any meeting may be adjourned to reconvene at any place designated by vote of the Board of Directors or by the Chairman of the Board or the President.

Section 2.04 of Article II of the Company’s By-Laws has been amended to read in its entirety as follows (deletions are indicated with strikethroughs; additions are indicated by underlining):

2.04.       Notice of Meeting. Written notice stating the date, time~~and~~, place ~~of~~(if the meeting is to be held in-person) and the means of remote communication (if the meeting is to be held via remote communication) of any meeting of shareholders shall be delivered not less than ten days nor more than sixty days before the date of the meeting (unless a different time is provided by the Wisconsin Business Corporation Law or the articles of incorporation), either personally or by mail, by or at the direction of the President or the Secretary, to each shareholder of record entitled to vote at such meeting and to such other persons as required by the Wisconsin Business Corporation Law. In the event of any Demand Special Meeting, such notice of meeting shall be sent not more than thirty days after the Delivery Date. If mailed, notice pursuant to this Section 2.04 shall be deemed to be effective when deposited in the United States mail, addressed to the shareholder at his or her address as it appears on the stock record books of the corporation, with postage thereon prepaid. Unless otherwise required by the Wisconsin Business Corporation Law or the articles of incorporation of the corporation, a notice of an Annual Meeting need not include a description of the purpose for which the meeting is called. In the case of any Special Meeting, (a) the notice of meeting shall describe any business that the Board of Directors shall have theretofore determined to bring before the meeting and (b) in the case of a Demand Special Meeting, the notice of meeting (i) shall describe any business set forth in the statement of purpose of the demands received by the corporation in accordance with Section 2.02 of these bylaws and (ii) shall contain all of the information required in the notice received by the corporation in accordance with Section 2.14(b) of these bylaws. If an Annual Meeting or Special Meeting is adjourned to a different date, time or place, or will be held by a new or different means of remote communication, the corporation shall not be required to give notice of the new date, time or place, or means of remote communication, if the new date, time or place or means of remote communication, is announced at the meeting before adjournment; provided, however, that if a new Meeting Record Date for an adjourned meeting is or must be fixed, the corporation shall give notice of the adjourned meeting to persons who are shareholders as of the new Meeting Record Date.

Section 2.07 of Article II of the Company’s By-Laws has been amended to read in its entirety as follows (deletions are indicated with strikethroughs; additions are indicated by underlining):

2.07.       Shareholders’ List for Meetings. After a Meeting Record Date has been fixed, the corporation shall prepare a list of the names of all of the shareholders entitled to notice of the meeting. The list shall be arranged by class or series of shares, if any, and show the address of and number of shares held by each shareholder. Such list shall be available for inspection by any shareholder, beginning two business days after notice of the meeting is given for which the list was prepared and continuing to the date of the meeting, at the corporation’s principal office or at a place identified in the meeting notice in the city where the meeting will be held or on a reasonably accessible electronic network if the information required to gain access to the list is provided with the notice of the meeting. A shareholder or his or her agent may, on written demand, inspect and, subject to the limitations imposed by the Wisconsin Business Corporation Law, copy the list, during regular business hours and at his or her expense, during the period that it is available for inspection pursuant to this Section 2.07. The corporation shall make the shareholders’ list available at the meeting and any shareholder or his or her agent or attorney may inspect the list at any time during the meeting or any adjournment thereof. If the meeting is held solely by means of remote communication, the list shall be open to examination by any shareholder during the entire time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting. Refusal or failure to prepare or make available the shareholders’ list shall not affect the validity of any action taken at a meeting of shareholders.

Section 2.08 of Article II of the Company’s By-Laws has been amended to read in its entirety as follows (deletions are indicated with strikethroughs; additions are indicated by underlining):

2.08.       Quorum and Voting Requirements.

(a)       Shares entitled to vote as a separate voting group may take action on a matter at any Annual Meeting or Special Meeting only if a quorum of those shares exists with respect to that matter. If the corporation has only one class of stock outstanding, such class shall constitute a separate voting group for purposes of this Section 2.08. Except as otherwise provided in the articles of incorporation, any bylaw adopted under authority granted in the articles of incorporation, or the Wisconsin Business Corporation Law, a majority of the votes entitled to be cast on the matter shall constitute a quorum of the voting group for action on that matter. Once a share is represented for any purpose at any Annual Meeting or Special Meeting, other than for the purpose of objecting to holding the meeting or transacting business at the meeting, it is considered present for purposes of determining whether a quorum exists for the remainder of the meeting and for any adjournment of that meeting unless a new Meeting Record Date is or must be set for the adjourned meeting. If a quorum exists, except in the case of the election of directors, action on a matter shall be approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the articles of incorporation, any bylaw adopted under authority granted in the articles of incorporation, or the Wisconsin Business Corporation Law requires a greater number of affirmative votes. Unless otherwise provided in the articles of incorporation, directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors at any Annual Meeting or Special Meeting at which a quorum is present. For purposes of this Section 2.08, “plurality” means that the individuals with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting.

(b)       The Board of Directors acting by resolution may postpone and reschedule any previously scheduled Annual Meeting or Special Meeting; provided, however, that a Demand Special Meeting shall not be postponed beyond the 100th day following the Delivery Date. Any Annual Meeting or Special Meeting may be adjourned from time to time, whether or not there is a quorum, (i) at any time, upon a resolution by shareholders if the votes cast in favor of such resolution by the holders of shares of each voting group entitled to vote on any matter theretofore properly brought before the meeting exceed the number of votes cast against such resolution by the holders of shares of each such voting group or (ii) at any time prior to the transaction of any business at such meeting, by the Chairman of the Board or the President or pursuant to a resolution of the Board of Directors. No notice of the time~~and~~, place or means of remote communication of adjourned meetings need be given except as required by the Wisconsin Business Corporation Law. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

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Section 3.03 of Article III of the Company’s By-Laws has been amended to read in its entirety as follows (deletions are indicated with strikethroughs; additions are indicated by underlining):

3.03.       Regular Meetings. A regular meeting of the Board of Directors shall be held without other notice than this bylaw immediately after the annual meeting of shareholders and each adjourned session thereof. The place of such regular meeting shall be the same as the place of the meeting of shareholders which precedes it (if such meeting was held in-person), or such other suitable place or means of remote communication as may be announced at such meeting of shareholders. ~~The~~Subject to Section 3.13, the Board of Directors may provide, by resolution, the date, time and place, either within or without the State of Wisconsin, or means of remote communication, for the holding of additional regular meetings of the Board of Directors without other notice than such resolution.

Section 3.04 of Article III of the Company’s By-Laws has been amended to read in its entirety as follows (deletions are indicated with strikethroughs; additions are indicated by underlining):

3.04.       Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chief Executive Officer, the Chairman of the Board, the President, the Secretary or any two directors. ~~The~~Subject to Section 3.13, the President or Secretary may fix any place, either within or without the State of Wisconsin, as the place for holding any special meeting of the Board of Directors, and if no other place is fixed the place of the meeting shall be the principal office of the corporation in the State of Wisconsin.

Section 2.15 of Article II of the Company’s By-Laws has been added to read in its entirety as follows:

2.15.       Remote Communications. If authorized by the Board of Directors in its sole discretion, and subject to the other provisions of this Section 2.15 and to any guidelines and procedures adopted by the Board of Directors, shareholders and proxies of shareholders not physically present at a meeting of shareholders may participate in the meeting by means of remote communication. If shareholders or proxies of shareholders participate in a meeting by means of remote communication, the participating shareholders or proxies of shareholders are deemed to be present in person and to vote at the meeting, whether the meeting is held at a designated place or solely by means of remote communication, if the corporation:

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(a)       has implemented reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a shareholder or proxy of a shareholder;

(b)       has implemented reasonable measures to provide shareholders and proxies of shareholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to read or hear the proceedings of the meeting concurrently with the proceedings; and

(c)       maintains a record of voting or action by any shareholder or proxy of a shareholder that votes or takes other action at the meeting by means of remote communication.

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